Exhibit 3.1

AMENDMENT
TO THE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

FORUM MERGER IV CORPORATION

March 8, 2023

The undersigned, being a duly authorized officer of Forum Merger IV Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	The name of the Corporation is “Forum Merger IV Corporation”.

2.	The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 15, 2021 (the “Original Certificate”). An amended and restated certificate of incorporation (as amended, the “Amended and Restated Certificate”) was filed with the Secretary of State of the State of Delaware on March 17, 2021.

3.	This Amendment to the Amended and Restated Certificate (this “Amendment”) amends the Amended and Restated Certificate.

4.

This Amendment was duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of common stock entitled to vote at a meeting of stockholders in accordance with ARTICLE IX of the Amended and Restated Certificate and the provisions of Section 242 of the DGCL.

5.	This Amendment shall become effective on the date of filing with the Secretary of State of the State of Delaware.

6.	The text of Section 4.3(b)(i) of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one- for-one basis (the “Initial Conversion Ratio”) (A) at any time at the election of holder of such shares of Class B Common Stock and (B) automatically on the closing of the Business Combination.”

7.	The text of Section 9.1(b) of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission on February 17, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) not previously properly redeemed in accordance with clause (iii) below if the Corporation is unable to complete its initial Business Combination by April 22, 2023 (the “completion window”) (or up to November 22, 2023, if applicable in accordance with this Section 9.1(b)) or such earlier date as determined by the Board, in its sole discretion, and included in a public announcement) (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open) (the “Deadline”) and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and Restated Certificate relating to stockholders’ rights or pre- initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.” In the event that the Corporation has not consummated an initial Business Combination by the completion window, the Board may, without another stockholder vote, elect to extend the period of time to consummate a Business Combination on a monthly basis for up to seven times by an additional one month each time after April 22, 2023, by resolution of the Board if requested by Forum Investors IV LLC (the “Sponsor”), and upon five days’ advance notice prior to the applicable completion window, until November 22, 2023, provided that the Corporation will contribute funds from its working capital account, or if such working capital account is depleted, then the Sponsor (or one or more of its affiliates, members or third-party designees) (the “Lender”) will lend the Corporation, and the Corporation will deposit into the Trust Account, for each extension, the lesser of (a) $175,000 or (b) $0.05 for each Offering Share then outstanding, at the beginning of each month, for an aggregate deposit of up to the lesser of (a) $1,225,000 or (b) $0.05 for each Offering Share then outstanding (if all extensions are exercised).”

8.	The text of Section 9.2(a) of the Amended and Restated Certificate is hereby deleted in its entirety:

“; provided, however, that the Corporation shall not redeem Offering Shares in an amount that would cause the Corporation to have net tangible assets to be less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”).”

9.	The text of Section 9.2(d) of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“(d) In the event that the Corporation has not consummated an initial Business Combination by the completion window (or up to November 22, 2023, if applicable in accordance with Section 9.1(b) above) or such earlier date as determined by the Board, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

10.	The text of Section 9.2(e) of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

11.	The text of Section 9.2(f) of the Amended and Restated Certificate is hereby deleted in its entirety:

“(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.”

12.	The text of Section 9.7 of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

“Additional Redemption Rights. If, in accordance with Section 9.1(a) hereof, any amendment is made to this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by the completion window (or up to November 22, 2023, if applicable in accordance with Section 9.1(b) above) or such earlier date as determined by the Board or (b) with respect to any other material provisions of this Amended and Restated Certificate relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.”

IN WITNESS WHEREOF, Forum Merger IV Corporation has caused this Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

FORUM MERGER IV CORPORATION

By:	/s/ David Boris
Name:	David Boris
Title:	Co-Chief Executive Officer and Chief Financial Officer

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